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                                                                    EXHIBIT 11.1

                              DRUG EMPORIUM, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                                                        YEAR ENDED

                                                     February 26           February 27            February 29
                                                        1994                      1993                   1992
 PRIMARY:
 Weighted Average Number of Common Shares             13,132,745            13,115,027             12,970,582
 Outstanding

 Net Effect of Dilutive Stock Options --                  (1)                   (1)                    (1)
 Based on Treasury Stock Method using
 Estimated Average Market Price

 Weighted Average Common and Common                   13,132,745            13,115,027             12,970,582
 Equivalent Shares

 Net Income (Loss)                                     1,281,000          ($2,666,694)           ($4,670,422)

 Net Income (Loss) Per Common and Common                   $0.10               ($0.20)                ($0.36)
 Equivalent Share


 Fully Diluted:

 Weighted Average Number of Common Shares             13,132,745            13,115,027             12,970,562
 Outstanding

 Net Effect of Dilutive Stock Options --                  (1)                   (1)                    (1)
 Based on Treasury Stock Method using An
 Estimated Year-End Marketprice

 Fully Diluted Shares                                 13,132,745            13,115,027             12,970,562

 Income (Loss)                                         1,281,000          ($2,666,694)           ($4,670,422)

 Savings (Loss) Per Share Assuming Full                    $0.10               ($0.20)                ($0.36)
 Dilution

(1)           Excluded since amounts are antidilutive.
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